Exhibit 99.1

FIRST UNITED CORPORATION ANNOUNCES 3rd Quarter 2012 EARNINGS OF $.40 PER COMMON SHARE

OAKLAND, MARYLAND—November 9, 2012: First United Corporation (NASDAQ: FUNC), a financial holding company and the parent company of First United Bank & Trust, announces consolidated net income available to common shareholders for the third quarter of 2012 totaling $2.5 million or $.40 per common share, compared to net income available to common shareholders of $0.3 million or $.05 per common share for the same period of 2011. Net interest income, on a fully tax equivalent (“FTE”) basis, for the third quarter of 2012 was $10.1 million as compared to $9.8 million for third quarter of 2011, resulting in a 3.28% net interest margin as compared to 2.97% for the same periods. Other operating income increased $.2 million during the third quarter of 2012 when compared to the same period of 2011 primarily due to the decrease in net losses recognized on other real estate owned (“OREO”). This was offset by the decline in insurance commissions due to the Corporation’s sale of its insurance agency, First United Insurance Group, LLC, effective January 1, 2012. Operating expenses decreased $.2 million in the third quarter of 2012 when compared to the same period of 2011. This decrease was primarily a result of reduced staffing and lower incentive compensation due to reduced production in commercial lending.

According to William B. Grant, Chairman, Chief Executive Officer and President, “Our performance in the third quarter of 2012 continues our trend of stable core income growth supported by ongoing strength in our Trust and Investment department and our continued attention to cost control. We are continuing to seek opportunities to enhance lending in our communities and to grow the Treasury Management services that we have available for our business customers. In addition, our strategic initiatives in technology continue to enhance our delivery systems and allow us to provide financial services to our customers when and where they want to bank.”

For the first nine months of 2012, the Corporation reported consolidated net income available to common shareholders of $.6 million, or $.10 per common share, compared to net income available to common shareholders of $1.6 million, or $.26 per share for the same period of 2011. The decrease in net income for the first nine months of 2012 when compared to the first nine months of 2011 was primarily due to a $3.3 million increase in the provision for loan losses during the first nine months of 2012 when compared to the same time period of 2011. The increase in provision expense was partially offset by an increase in other operating income due to a one-time, tax free death benefit of approximately $.7 million received under a policy of bank owned life insurance and net gains of $1.1 million in the first nine months of 2012, compared to $.1 million of net losses for the same time period of 2011. Net gains for the first nine months of 2012 were driven by $.6 million in net gains realized on sales of investment securities and $.7 million in gains on the sale of OREO. Net interest income increased slightly during the first nine months of 2012 when compared to the same time period of 2011. The net interest margin for the first nine months of 2012, on a FTE basis, increased to 3.31% from 2.89% for the first nine months of 2011. The net interest margin for the year ended December 31, 2011, on a FTE basis, was 2.96%. The Corporation believes that its margin should continue to improve as it decreases cash levels, reduces non-accrual loans and continues to shift the deposit mix toward lower cost deposits.

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Financial Highlights Comparing the Three and Nine Months Ended September 30, 2012 and 2011:

•	$3.3 million increase in the provision for loan loss expense for the nine months ended September 30, 2012 due to the charge-off of one large loan relationship which occurred in the first quarter of 2012.

•	$1.3 million decrease in the provision for loan loss expense for the three months ended September 30, 2012 due to stabilization in the loan portfolio and resolution of several loan relationships with specific allocations of the loan loss reserve.

•	Increase in the net interest margin, on a FTE basis, from 2.89% for the first nine months of 2011 to 3.31% for same period of 2012, which was driven primarily by the strategic plan to reduce cash levels by paying off certain liabilities that matured during 2011, reinvesting excess cash into investments and the continued emphasis on lower cost core deposits.

•	6.0% decrease in total other income for the nine months ended September 30, 2012 driven by the sale of the assets of First United Insurance Group, LLC on January 1, 2012.

•	4.1% decrease in total other operating expenses for the nine months ended September 30, 2012 based on reduced salaries and benefits, FDIC premium expense and equipment expense.

•	Decline in the ratio of the allowance for loan losses to loans outstanding from 2.08% as of December 31, 2011 to 1.84% as of September 30, 2012, based on reduced delinquency, charge-offs and stabilization in the loan portfolio.

For the nine-month period ended September 30, 2012, the Corporation’s annualized returns on average assets and on average shareholders’ equity were .18% and 2.57%, respectively, compared to .25% and 3.80%, respectively, for the same period of 2011.

Balance Sheet Overview

Total assets were $1.4 billion at September 30, 2012, a decrease of $31.5 million since December 31, 2011. During this time period, cash and interest-bearing deposits in other banks increased $23.4 million, the investment portfolio decreased $5.7 million, and gross loans decreased $48.7 million. Total liabilities decreased by approximately $33.3 million during the first nine months of 2012, reflecting a decrease in total deposits of $24.4 million and a $24.3 million decrease in long-term borrowings due to paybacks and principal amortization on our FHLB advances. These decreases were offset by a $15.5 million increase in short-term borrowings. Shareholders’ equity increased $1.8 million from December 31, 2011 to September 30, 2012 as a result of the net income recognized during the first nine months of 2012.

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Outstanding loans decreased by $48.7 million (5.2%) when comparing loans at September 30, 2012 to loans at December 31, 2011. Commercial real estate (“CRE”) loans decreased $28.8 million as a result of the payoff of several large loans, charge-offs of loan balances and ongoing scheduled principal payments. Acquisition and development (“A&D”) loans decreased $4.4 million. Commercial and industrial loans decreased $14.1 million primarily as a result of the $9.0 million charge-off on a shared national credit for an ethanol plant during the first quarter of 2012. Residential mortgages decreased by $.3 million, which was attributable to regularly scheduled principal payments on existing loans and management’s continued use of the secondary market outlets such as Fannie Mae for the majority of new, longer-term, fixed-rate residential loan originations. The consumer portfolio decreased $1.1 million due primarily to repayment activity in the indirect auto portfolio slightly offsetting new production. At September 30, 2012, approximately 60% of the commercial loan portfolio was collateralized by real estate, compared to approximately 64% at December 31, 2011.

Total deposits decreased $24.4 million during the first nine months of 2012 when compared to deposits at December 31, 2011. Non-interest bearing deposits increased $19.5 million. Traditional savings accounts increased $6.9 million due to continued growth in our Prime Saver product. Total demand deposits increased $20.3 million and total money market accounts decreased $7.8 million due primarily to a shift of the Corporation’s investment sweep accounts to an in-house demand product. Time deposits less than $100,000 declined $22.5 million and time deposits greater than $100,000 decreased $40.8 million. The decrease in time deposits greater than $100,000 was a result of repayment of approximately $20 million in brokered certificates of deposit and our strategy to reduce higher cost funding to municipalities and single service certificate of deposit customers. The Corporation’s internal treasury team continues to promote the strategy of increasing the net interest margin by changing the mix of the Corporation’s deposit base and focusing on customers with full banking relationships.

Comparing September 30, 2012 to December 31, 2011, shareholders’ equity increased from $96.7 million to $98.5 million. The $1.8 million increase was attributable to the net income recorded in the first nine months of 2012. The book value of the Corporation’s common stock increased from $10.80 per share at December 31, 2011 to $11.07 per share at September 30, 2012.

At September 30, 2012, there were approximately 6,199,283 outstanding shares of First United Corporation common stock, an immediately exercisable warrant to purchase 326,323 shares of the Corporation’s common stock was outstanding, and there were 30,000 outstanding shares of the Corporation’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A.

Asset Quality

The ratio of non-performing and 90 days past-due loans to total loans at September 30, 2012 was 3.93%, compared to 4.26% at December 31, 2011 and 4.17% at September 30, 2011. The ratio of non-performing and 90 days past-due loans to total assets at September 30, 2012 was 2.57%, compared to 2.67% at September 30, 2011 and 2.87% at December 31, 2011. Performing loans considered to be impaired (including performing troubled debt restructurings, or TDRs), as defined and identified by management, amounted to $30.3 million at September 30, 2012 and $23.6 million at December 31, 2011. Loans are identified as impaired when, based on current information and events, management determines that the Corporation will be unable to collect all amounts due according to contractual terms. These loans consist primarily of A&D loans and CRE loans. The fair values are generally determined based upon independent third party appraisals of the collateral or discounted cash flows based upon the expected proceeds. Specific allocations have been made where management believes there is insufficient collateral to repay the loan balance if liquidated and there is no secondary source of repayment available.

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Non-accrual loans totaled $29.1 million as of September 30, 2012, compared to $37.5 million as of September 30, 2011 and $38.2 million as of December 31, 2011. Non-accrual loans, which have been subject to a partial charge-off, totaled $9.6 million as of September 30, 2012, compared to $13.4 million as of December 31, 2011.

The allowance for loan losses (“ALL”) decreased to $16.3 million at September 30, 2012, compared to $19.5 million at December 31, 2011 and $20.1 million at September 30, 2011. The provision for loan losses for the first nine months of 2012 increased to $9.3 million from $5.9 million for the same period in 2011. Net charge-offs rose to $12.4 million for the nine months ended September 30, 2012, compared to $7.9 million for the nine months ended September 30, 2011. Included in the net charge-offs for the nine months ended September 30, 2012 was the aforementioned $9.0 million charge-off on a shared national credit for an ethanol plant, a $1.1 million charge-off for a participation loan, and a $.9 million charge-off for a non owner-occupied commercial real estate loan. The increased provision expense was primarily due to these three large charge-offs. The ratio of the allowance for loan losses to loans outstanding as of September 30, 2012 was 1.84%, which was lower than the 2.19% for the same period last year due to charging off specific allocations as necessitated by changing circumstances and due to lower loan balances.

Net- Interest Income (Tax-Equivalent Basis)

Net interest income on a FTE basis increased $.8 million during the first nine months of 2012 over the same period in 2011 due to a $6.0 million (35.5%) decrease in interest expense, which was partially offset by a $5.2 million (11.2%) decrease in interest income. The increase in net interest income was primarily due to the reduction in the average balances of interest-bearing deposits and average debt outstanding as well as the reduction in the average rate paid on interest-bearing liabilities. The slightly lower yield on both loans and investment securities, as funds were reinvested, contributed to the decline in interest income when comparing the two periods. The reduction in the average rates on interest-bearing liabilities was the primary driver of the increase in the net interest margin of 42 basis points, as it increased to 3.31% for the nine months ended September 30, 2012 from 2.89% for the same period of 2011. The net interest margin was 2.96% for the year ended December 31, 2011.

There was an overall $146.4 million decrease in average interest earning assets, driven by the $45.8 million reduction in loans and the $87.0 million reduction in other interest earning assets, primarily cash. The reduction in cash contributed to the relatively stable yield on our average earning assets.

Interest expense decreased during the first nine months of 2012 when compared to the same period of 2011 due to an overall reduction in interest rates on deposit products driven by the Corporation’s net-interest margin strategy implemented during 2011 and continuing into 2012, its decision to only increase special rates on time deposits for full relationship customers, the reduction in the average balance of total interest-bearing liabilities and the shorter duration of the portfolio. The average balance of interest-bearing liabilities decreased by $186.1 million as management implemented a strategy to right-size the balance sheet by using cash to repay brokered deposits and wholesale long-term borrowings during 2011. The overall effect was a 43 basis point decrease in the average rate paid on the Corporation’s average interest-bearing liabilities, from 1.75% for the nine months ended September 30, 2011 to 1.32% for the same period of 2012.

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Net interest income on a FTE basis increased $.3 million during the third quarter of 2012 over the same period in 2011 due to a $1.7 million (34.0%) decrease in interest expense, which was partially offset by a $1.4 million (9.7%) decrease in interest income. The increase in net interest income was primarily due to the reduction in the average balances of interest-bearing deposits and average debt outstanding as well as the reduction in the average rate paid on interest-bearing liabilities. The slightly lower yield on both loans and investment securities, as funds were reinvested, as well as the lower average balances outstanding, contributed to the decline in interest income when comparing the two periods. The reduction in the average rates on interest-bearing liabilities was the primary driver of the increase in the net interest margin of 31 basis points, as it increased to 3.28% for the three months ended September 30, 2012 from 2.97% for the same period of 2011.

Non-Interest Income and Non-Interest Expense

Other operating income, exclusive of gains, decreased $.7 million during the first nine months of 2012 when compared to the same period of 2011. Service charge income and debit card income both remained stable when comparing the first nine months of 2012 and 2011. Bank owned life insurance income increased due to the $.7 million one-time, tax free death benefit that accrued in March 2012. Insurance commissions decreased $1.9 million due to the sale of the assets of First United Insurance Group, LLC effective January 1, 2012. The sale did not have a material impact on the Corporation’s financial condition or results of operations. The Corporation also realized an increase of approximately $.5 million in other income primarily due to increased rental income on OREO. Trust department income increased $.2 million when comparing the first nine months of 2012 to the same period of 2011. Trust assets under management were $630 million at September 30, 2012 and $582 at September 30, 2011.

Net gains of $1.1 million were reported through other income in the first nine months of 2012, compared to net losses of $.1 million during the same period of 2011. The change from net losses to net gains in the first nine months of 2012 was a result of $.6 million in net gains realized on the sale of investment securities and $.4 million in net gains realized on the sales of OREO. There were no non-cash other-than-temporary impairment (“OTTI”) charges on the investment portfolio for the first nine months of 2012, compared to $19,000 in OTTI charges during the first nine months of 2011. The reduction in OTTI charges throughout 2011 and the first nine months of 2012 resulted from improvements in the financial industry, as the collateralized debt obligation portfolio is made up primarily of securities issued by financial institutions.

Other operating income, exclusive of gains, decreased $.3 million during the third quarter of 2012 when compared to the same period of 2011. Service charge income and debit card income both remained stable when comparing the third quarters of 2012 and 2011. Insurance commissions decreased $.6 million due to the sale of the assets of First United Insurance Group, LLC on January 1, 2012. This decrease was offset by an increase of $.3 million in other miscellaneous income during the third quarter of 2012 when compared to the same time period of 2011.

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Net losses of $.3 million were reported through other income in the third quarter of 2012, compared to net losses of $.8 million during the same period of 2011. The decrease in the net losses in the third quarter of 2012 was primarily the result of the decrease in losses on OREO. There were no non-cash OTTI charges on the investment portfolio for the third quarters of 2012 or 2011.

Other operating expenses decreased $1.3 million (4.1%) for the first nine months of 2012 when compared to the first nine months of 2011. The decrease was due to a decline of $.4 million in salaries and benefits resulting primarily from a reduction of full-time equivalent employees through attrition within the Corporation throughout 2011 and the sale of the assets of the insurance company. A decline of $.3 million in FDIC premiums attributable to the repayment of brokered deposits also impacted the reduced expenses. A decrease of $.3 million in equipment expense is the result of normal depreciation during the nine months of 2012 when compared to the same period of 2011. Other miscellaneous expenses, such as legal and professional, marketing, consulting and postage, were also reduced when comparing the first nine months of 2012 to the same time period of 2011.

Other operating expenses decreased $.2 million for the third quarter of 2012 when compared to the same period of 2011. The decrease was due to a decrease of $.2 million in salary expense attributable to reduced head count and lower incentive pay due to reduced production in commercial lending.

ABOUT FIRST UNITED CORPORATION

First United Corporation is the parent company of First United Bank & Trust, a Maryland trust company (the “Bank”), and three statutory trusts that were used as financing vehicles. The Bank has three wholly-owned subsidiaries: OakFirst Loan Center, Inc., a West Virginia finance company; OakFirst Loan Center, LLC, a Maryland finance company (collectively, the “OakFirst Loan Centers”), and First OREO Trust, a Maryland statutory trust formed for the purposes of servicing and disposing of the real estate that the Bank acquires through foreclosure or by deed in lieu of foreclosure. The Bank owns a majority interest in Cumberland Liquidation Trust, a Maryland statutory trust formed for the purposes of servicing and disposing of real estate that secured a loan made by another bank and in which the Bank held a participation interest. The Bank also owns 99.9% of the limited partnership interests in Liberty Mews Limited Partnership, a Maryland limited partnership formed for the purpose of acquiring, developing and operating low-income housing units in Garrett County, Maryland. The Corporation’s website is www.mybank4.com.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements do not represent historical facts, but are statements about management’s beliefs, plans and objectives about the future, as well as its assumptions and judgments concerning such beliefs, plans and objectives. These statements are evidenced by terms such as “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” and similar expressions. Although these statements reflect management’s good faith beliefs and projections, they are not guarantees of future performance and they may not prove true. These projections involve risk and uncertainties that could cause actual results to differ materially from those addressed in the forward-looking statements. For a discussion of these risks and uncertainties, see the section of the periodic reports that First United Corporation files with the Securities and Exchange Commission entitled “Risk Factors”.

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FIRST UNITED CORPORATION
Oakland, MD
Stock Symbol : FUNC
(Dollars in thousands, except per share data)

	Three Months Ended				Nine Months Ended
	unaudited				unaudited
	30-Sep	30-Sep	30-Jun	31-Mar	30-Sep	30-Sep
	2012	2011	2012	2012	2012	2011
EARNINGS SUMMARY
Interest income	$13,119	$14,483	$13,501	$13,768	$40,388	$45,232
Interest expense	$3,340	$5,058	$3,603	$3,885	$10,828	$16,789
Net interest income	$9,779	$9,425	$9,898	$9,883	$29,560	$28,443
Provision for loan losses	$40	$1,334	$1,112	$8,124	$9,276	$5,939
Other Income	$3,328	$3,618	$3,146	$4,052	$10,526	$11,198
Net Securities Impairment Losses	$-	$-	$-	$-	$-	$(19)
Net Gains/(losses) - other	$(300)	$(793)	$36	$1,326	$1,062	$(144)
Other Operating Expense	$9,936	$10,151	$10,186	$9,763	$29,885	$31,154
Income/(loss) before taxes	$2,831	$765	$1,782	$(2,626)	$1,987	$2,404
Income tax (benefit)/expense	$(44)	$79	$133	$39	$128	$(372)
Net income/(loss)	$2,875	$686	$1,649	$(2,665)	$1,859	$2,776
Accumulated preferred stock dividends and
discount accretion	$415	$404	$431	$415	$1,261	$1,198
Net income available/(loss
attributable) to common shareholders	$2,460	$282	$1,218	$(3,080)	$598	$1,578
Cash dividends paid	$-	$-	$-	$-	$-	$-

	Three Months Ended
	unaudited
	30-Sep	30-Sep	30-Jun	31-Mar
	2012	2011	2012	2012
PER COMMON SHARE
Basic/ Diluted Net Income/(loss) Per Common Share	$0.40	$0.05	$0.20	$(0.50)

Book value	$11.07	$11.08	$10.54	$10.32
Closing market value	$6.30	$3.66	$4.31	$6.00
Market Range:
High	$6.80	$5.29	$8.40	$6.00
Low	$4.52	$3.38	$4.05	$3.20
Common shares
outstanding at period end	6,199,283	6,182,757	6,199,283	6,182,757

PERFORMANCE RATIOS (Period End, annualized)
Return on average assets	0.18%	0.25%	-0.15%	-0.77%
Return on average shareholders'
equity	2.57%	3.80%	-2.12%	-11.05%
Net interest margin	3.31%	2.89%	3.33%	3.30%
Efficiency ratio	72.60%	77.85%	70.40%	64.00%

PERIOD END BALANCES	30-Sep	31-Dec	30-Sep
	2012	2011	2011

Assets	$1,359,397	$1,390,865	$1,434,104
Earning assets	$1,131,996	$1,188,021	$1,228,821
Gross loans	$889,990	$938,694	$919,023
Commercial Real Estate	$307,447	$336,234	$321,352
Acquisition and Development	$138,513	$142,871	$147,580
Commercial and Industrial	$64,616	$78,697	$70,541
Residential Mortgage	$346,879	$347,220	$345,525
Consumer	$32,535	$33,672	$34,025
Investment securities	$239,371	$245,023	$277,819
Total deposits	$1,003,393	$1,027,784	$1,066,220
Noninterest bearing	$169,371	$149,888	$150,756
Interest bearing	$834,022	$877,896	$915,464
Shareholders' equity	$98,479	$96,656	$98,328

CAPITAL RATIOS	30-Sep	31-Dec	30-Sep
Period end capital to risk-	2012	2011	2011
weighted assets:
Tier 1	11.93%	11.30%	11.25%
Total	13.58%	13.05%	13.01%

ASSET QUALITY
Net charge-offs for the quarter	$461	$3,873	$2,200
Nonperforming assets: (Period End)
Nonaccrual loans	$29,081	$38,188	$37,459
Restructured loans	$20,852	$18,042	$19,683
Loans 90 days past due
and accruing	$5,921	$1,779	$827
Other real estate owned	$20,631	$16,676	$17,508
Total nonperforming assets
and past due loans	$35,002	$39,967	$38,286
Allowance for credit losses
to gross loans, at period end	1.84%	2.08%	2.19%
Nonperforming and 90 day past-due loans
to total loans, at period end	3.93%	4.26%	4.17%
Nonperforming loans and 90 day past-due
loans to total assets, at period end	2.57%	2.87%	2.67%

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